Exhibit 99.5

Pharmacokinetic (PK) analysis of fluticasone furoate (FF), umeclidinium (UMEC) and vilanterol (VI) following triple therapy at two UMEC doses in healthy subjects

Poster No. P938

Henderson A(1), Allen A(2), Gupta A(3), Renaux J(4) and Brealey N(5)

(1)Clinical Pharmacology Science and Study Operations, GlaxoSmithKline, Stevenage, UK; (2)Clinical Pharmacology Modelling and Simulation Department, GlaxoSmithKline, Stevenage, UK;
(3)Quantitative Sciences India, GlaxoSmithKline, Bangalore, India; (4)Clinical Pharmacology Science and Study Operations, GlaxoSmithKline, Uxbridge, UK and (5)Respiratory Medicines Development Centre, GlaxoSmithKline, Uxbridge, UK

Aims

•                  FF/UMEC/VI is a novel inhaled corticosteroid/long-acting muscarinic antagonist/long-acting beta2 agonist (ICS/LAMA/LABA therapy). Dual therapies of FF/VI and UMEC/VI were recently approved for treatment of moderate-to-severe COPD.

•                  We compared the systemic exposure of FF, UMEC and VI after co-administration of FF, UMEC and VI in a single device at two UMEC doses (62.5mcg or 125mcg), and versus the dual therapies FF/VI and UMEC/VI (all in ELLIPTA™ dry powder inhaler).

•                  The evaluation at low-dose UMEC strength (62.5mcg) was included to support the proposed dose for Phase III studies with FF/UMEC/VI (100/62.5/25mcg).

•                  In this study, additional time-points were included to better characterise the PK profile of VI. Results from a previous study (CTT116415; see poster P895)(1), suggested that the conclusions for VI may have been confounded by inadequate estimates of Cmax.

Methods

•                  Randomised, open-label, single-centre, single-dose (four inhalations), four-way crossover study in 44 healthy male and female subjects.

•                  Four inhalations of each of the following treatments were administered to achieve adequate plasma concentrations: FF/UMEC/VI (100/125/25mcg), FF/UMEC/VI (100/62.5/25mcg), FF/VI (100/25mcg) and UMEC/VI (125/25mcg) in a randomised fashion.

•                  Each subject received a single dose of FF/UMEC/VI (400/500/100mcg), FF/UMEC/VI (400/250/100mcg), FF/VI (400/100mcg) and UMEC/VI (250/100mcg).

•                  It was not possible to determine area under the curve (AUC)(0-∞) for all profiles therefore AUC to last common quantifiable time-point for each analyte was used for statistical analysis.

•                  This study was designed to estimate the effects of each treatment on primary and secondary parameters of interest. No formal hypotheses were tested.

•                  Point estimates and corresponding 90% confidence intervals (CI) were calculated to provide a range of plausible values for the comparisons of interest.

Results

Table 1. Statistical comparison of FF pharmacokinetic parameters

Parameter	Comparison	Adjusted geometric means	Ratio of adjusted geometric means	90% CI of the ratio
AUC(0–4) (pg.h/mL)	FF/UMEC/VI (400/500/100mcg) vs FF/UMEC/VI (400/250/100mcg)	211.92/211.22	1.00	(0.95, 1.06)
	FF/UMEC/VI (400/250/100mcg) vs FF/VI (400/100mcg)	211.22/218.49	0.97	(0.92, 1.02)
Cmax (pg/mL)	FF/UMEC/VI (400/500/100mcg) vs FF/UMEC/VI 400/250/100mcg	81.45/80.96	1.01	(0.93, 1.09)
	FF/UMEC/VI (400/250/100mcg) vs FF/VI (400/100mcg)	80.96/85.59	0.95	(0.87, 1.03)

•                  There was no evidence for a difference* in the systemic exposure and drug delivery to the airways for FF (AUC and Cmax, Table 1) following

•                  administration of FF/UMEC/VI (400/250/100mcg) compared with FF/VI (400/100mcg)

•                  administration of FF/UMEC/VI at two UMEC dose strengths (62.5 and 125mcg).

Umeclidinium (UMEC) pharmacokinetics

•                  There was no evidence for a difference* in the systemic exposure and drug delivery to the airways for UMEC (AUC and Cmax; Table 2) following administration of FF/UMEC/VI (400/250/100mcg) compared with UMEC/VI (250/100mcg).

•                  Following administration of FF/UMEC/VI, at two UMEC dose strengths (62.5 and 125mcg), the systemic exposure for UMEC (Cmax and AUC; Table 2) increased in proportion to the increase in dose.

Table 2. Statistical comparison of dose-normalised UMEC pharmacokinetic parameters

Parameter	Comparison	Adjusted geometric means	Ratio of adjusted geometric means	90% CI of the ratio
AUC(0–2) (pg.h/mL)	FF/UMEC/VI (400/500/100mcg) vs FF/UMEC/VI (400/250/100mcg)	0.85/0.81	1.04	(0.99, 1.10)
	FF/UMEC/VI (400/250/100mcg) vs UMEC/VI (250/100mcg)	0.81/0.81	1.00	(0.95, 1.06)
Cmax (pg/mL)	FF/UMEC/VI (400/500/100mcg) vs FF/UMEC/VI (400/250/100mcg)	2.20/2.11	1.04	(0.96, 1.13)
	FF/UMEC/VI (400/250/100mcg) vs UMEC/VI (250/100mcg)	2.11/2.15	0.98	(0.91, 1.07)

Vilanterol (VI) Pharmacokinetics

•                  There was no evidence for a difference* in the systemic exposure and drug delivery to the airways (Table 3) for

•                  VI AUC and Cmax following administration of FF/UMEC/VI (400/250/100mcg) compared with FF/VI (400/100mcg)

•                  VI AUC following administration of FF/UMEC/VI (400/250/100mcg) compared with UMEC/VI (250/100mcg)

•                  VI AUC and Cmax following administration of FF/UMEC/VI at two different dose strengths of UMEC (62.5 and 125mcg).

•                  The maximum observed plasma concentration (Cmax) was slightly higher for VI administered as the triple FF/UMEC/VI (100/62.5/25mcg), compared with UMEC/VI (62.5/25mcg). This small PK difference is not considered to be of clinical significance.

Table 3. Statistical comparison of VI pharmacokinetic parameters

Parameter	Comparison	Adjusted geometric means	Ratio of adjusted geometric means	90% CI of the ratio
AUC(0–6) (pg.h/mL)	FF/UMEC/VI (400/500/100mcg) vs FF/UMEC/VI (400/250/100mcg)	422.95/402.50	1.05	(1.01, 1.10)
	FF/UMEC/VI (400/250/100mcg) vs FF/VI (400/100mcg)	402.50/407.56	0.99	(0.95, 1.03)
	FF/UMEC/VI (400/250/100mcg) vs UMEC/VI (250/100mcg)	402.50/370.76	1.09	(1.04, 1.13)
Cmax (pg/mL)	FF/UMEC/VI (400/500/100mcg) vs FF/UMEC/VI (400/250/100mcg)	695.83/635.51	1.10	(1.04, 1.16)
	FF/UMEC/VI (400/250/100mcg) vs FF/VI (400/100mcg)	635.51/598.70	1.06	(1.01, 1.12)
	FF/UMEC/VI (400/250/100mcg) vs UMEC/VI (250/100mcg)	635.51/527.52	1.21	(1.14, 1.27)

•                  In this study there was no evidence for ‘atypical’ VI concentration time profiles, as seen in study CTT116415.(1) This supports the hypothesis that the VI Cmax results reported in the CTT116415 study were due to insufficient characterisation of VI.

Safety

•                  There was a low incidence of adverse events (AEs), with no notable difference in the incidence of AEs reported for each treatment group. No serious AEs were reported. No subjects were withdrawn due to an AE.

Conclusions

•                  FF/UMEC/VI achieved similar exposure to dual therapies (FF/VI and UMEC/VI).

•                  FF/UMEC/VI in a single inhaler, at UMEC 250mcg or 500mcg, achieved dose-proportional systemic exposure for UMEC and similar FF or VI exposure between doses.

•                  The safety and delivered lung dose of all three agents in a single inhaler are expected to be similar to those in approved dual therapies.

References

(1)         Allen A et al. Pharmacokinetic (PK) analysis of fluticasone furoate (FF), umeclidinium (UMEC) and vilanterol (VI) following triple therapy in healthy subjects. ERS 2014; poster P895; abstract 2950 (855739)

Acknowledgements

•                  The presenting author, N. Brealey is employed by, and holds stock in GSK.

•                  This study was funded by GSK (study code 200587, clinicaltrials.gov ID NCT01894386).

•                  Editorial support in the form of copyediting and assembling of figures was provided by Ian Grieve, PhD at Gardiner-Caldwell Communications (Macclesfield, UK) and was funded by GSK.

*Although the study was not conducted as a formal bioequivalence study, the 90% CIs were within standard bioequivalence acceptance limits (0.8–1.25)

ELLIPTA® is a trade mark of the GlaxoSmithKline group of companies

Presented at the European Respiratory Society International Congress, Munich, Germany, 6–10 September 2014